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[ALIXPARTNERS LLC LOGO]                 Chicago Dallas DETROIT Dusseldorf London
                                        Los Angeles Milan Munich New York Tokyo

                                                                    Exhibit 10.1

July 20, 2005

Mr. Todd Herrick
Chairman, President & CEO
Tecumseh Products Company
100 E. Patterson Street
Tecumseh, MI 49286

Re: Agreement for Consulting Services

Dear Todd:

This letter outlines the understanding ("Agreement") between AlixPartners, LLC, a Delaware limited liability company ("AlixPartners") and Tecumseh Products Company (the "Company") of the objective, tasks, work product and fees for the engagement of AlixPartners to provide consulting services to the Company.

All defined terms shall, unless the context otherwise requires, have the meanings ascribed to them in Schedule 1 ("Definitions and Interpretation").

                                    OBJECTIVE

The overall objective of this engagement is to help Tecumseh Products Company significantly improve its competitive positioning through decreased operational costs.

                                      TASKS

Working with the Company's management:

- Plan and implement a new manufacturing strategy designed to lower manufacturing costs.

- Plan and implement changes to the sourcing process aimed at lowering the costs of raw materials and purchased products.

- Plan and implement changes to the sales and operations planning process, and the related inventory management process, designed to improve supply chain visibility and reduce inventory.

2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 |
248.358.1969 fax | www.alixpartners.com

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[ALIXPARTNERS LLC LOGO]


Mr. Todd Herrick
July 20, 2005
Page 2

- Plan and implement changes to product development and engineering aimed at lowering product costs.

- Plan and implement other operational changes that help the Company reduce costs and improve efficiency.

- Assist with other matters as may be requested that are within our expertise and that are mutually agreeable.

                                  WORK PRODUCT

Our work product will be in the form of:

-     Information to be discussed with you and others, as you may direct.

- Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.

                                    STAFFING

John Hoffecker will be responsible for the overall engagement pursuant to this Agreement.

The engagement team, pursuant to this Agreement, will consist of consultants at various levels, all of whom have a wide range of skills and abilities required to perform this assignment. In addition, we have relationships with and periodically retain independent contractors with specialized skills and abilities to assist us.

The Company confirms that the AlixPartners' engagement team members will have operational authority commensurate with their roles and as agreed to by the Company.

                                 TIMING AND FEES

We will commence this engagement immediately upon receipt of a signed engagement letter.

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Mr. Todd Herrick
July 20, 2005
Page 3

We typically work for a combination of daily fees and contingent success fees. In this engagement, we will bill daily and commit to a fixed fee plus success fee. AlixPartners shall be compensated for its Services under this Agreement in accordance with the terms set forth on Schedule 2.

                                      * * *

The terms and conditions set out in the attached Schedules and the General Terms and Conditions form part of and are incorporated by reference herein to this Agreement.

If these terms meet with your approval, please sign and return the enclosed copy of this letter and wire transfer $850,000 as stipulated on Schedule 2.

We look forward to working with you.

Sincerely yours,

ALIXPARTNERS, LLC

/s/ JOHN HOFFECKER

John Hoffecker
Managing Director

Acknowledged and Agreed to:

TECUMSEH PRODUCTS COMPANY

By: /s/ TODD W. HERRICK

Its: President and Chief Executive Officer

Dated: July 20, 2005

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                                   SCHEDULE 1

                         DEFINITIONS AND INTERPRETATION

Affiliate           Affiliates of AlixPartners include AP Services, LLC, a
                    company that provides temporary employees, AlixPartners
                    Asia, LLC, AlixPartners Ltd., AlixPartners GmbH,
                    AlixPartners S.r.l., and AlixPartners Asia, LLC, which are financial advisory and consulting firms, The System Advisory
                    Group, providing information technology services,
                    Partnership Services, LLC, a company that provides temporary employees, and the Questor funds, which are private equity funds that invest in special situations and under-performing companies;

Agreement           the terms and conditions set out, or referenced in, or
                    incorporated intothis letter;

Break Fee           the Break Fee (if any) payable by the Company in accordance with Schedule 2;

Contingent Success  the success fees payable by the Company to AlixPartners, as
Fees                more particularly described in Schedule 2;

Expenses costs and expenses which are incurred by AlixPartners, its affiliates and their respective personnel in the performance of the Services, as more particularly described in Schedule
                    2;

Fees the professional fees payable by the Company to AlixPartners in accordance with Schedule 2 which, where the context requires, shall include the Fixed Fee, Break Fee and/or the Success Fees, as the case may be;

General Terms and   the terms and conditions attached to and forming part of
Conditions          this Agreement;

Party or Parties    a party or the parties to this Agreement (as the case may
                    be);

Personnel           directors, officers, employees, agents, contractors and
                    sub-contractors;

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
Schedules           the schedules attached to, or referenced in, this Agreement, and which form part of this Agreement, as such schedules may be amended from time to time in accordance with this
                    Agreement;

Services the services to be provided by AlixPartners under this Agreement; and

Termination Date    the date on which this Agreement shall terminate.

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                                   SCHEDULE 2

                                FEES AND EXPENSES

1. FIXED FEE: The Company shall pay AlixPartners a fixed fee of $850,000 for work on this engagement, and for the work performed during the prior QuickStrike engagement as specified in the agreement dated April 28, 2005. Payment of the Fixed Fee is due on the start date of the engagement.

2.    CONTINGENT SUCCESS FEES:

      A. Beginning on January 2, 2006, the Company shall pay AlixPartners a monthly Contingent Success Fee based on a portion of improvements in on-going cash flow from mutually agreed projects as set forth in a schedule developed and agreed to by AlixPartners and the Company within 30 days of the date of this Agreement (the "Cash Flow Improvement Schedule"):

            i. Definition: Improvements in on-going cash flow may include, but are not necessarily limited to, inventory-related cost reductions (measured as 25% of inventory level reductions), right-sizing direct, indirect and salaried staffing levels, manufacturing efficiencies, quality improvements, transportation cost reductions, and reducing or eliminating capital expenditures that have been planned or are underway.

            ii. Measurement: The Cash Flow Improvement Schedule shall list specific projects that are designated for on-going cash flow improvement, baselines for measuring improvements, targets for improvements, and anticipated timing for improvements. Example guidelines for measurement include:

                  - Procurement cost reductions will be indexed for changes in raw commodity (eg aluminum, iron, linerboard, plastic resin) prices

                  - The value of inventory reductions will be based on a fixed unit cost and adjusted for forecasted sales

                  - All benefits will be measured using a fixed exchange rate

                  AlixPartners will use its commercially reasonable best efforts to cause the Company to achieve the on-going cash flow improvements targeted in the Cash Flow Improvement Schedule.

                  On-going cash flow improvement shall be measured monthly. The January 2006 improvement shall be measured as the annualized run-rate of the incremental on-going cash flow improvement achieved on the approved projects since the start date of the engagement. Subsequent monthly payments shall be measured as the annualized run-

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                  rate of the incremental on-going cash flow improvement
                  achieved on the approved projects over the prior month in which there was an improvement in on-going cash flow for such projects. The measurement of improvements shall exclude all one-time costs (e.g., severance, equipment move costs, AlixPartners fees and expenses, etc.).

                  Calculation of the cash flow improvement Success Fee shall be in accordance with the following schedule:

                                    % of Incremental Cash Flow
            Measurement                Improvement Paid to
              Period                       AlixPartners
-------------------------------     --------------------------
Monthly,
January 2, 2006 - July 31, 2006                25%

Monthly,
August 1, 2006 - July 31, 2007                  5%

            iii. Payment: Payment of the cash flow improvement Success Fees shall be due immediately upon Company's receipt of invoice.

            iv. If no on-going cash flow improvement is achieved by the Company for each of three consecutive months, during the period beginning January 1, 2006 and ending when two or less of the AlixPartners "Consulting Services" personnel are working on the project on a full time basis, the Company may terminate this Agreement without any obligation to pay a Break Fee. However, this provision shall not effect the obligation of the Company to pay the EBIT improvement Success Fee.

            v. The Company shall be entitled to terminate this Agreement with payment of the Fixed Fee of $850,000 but without payment of a Break Fee if the cash flow improvement Schedule is not agreed to as aforesaid within 30 days of the date of this Agreement, unless the Parties agree in writing to an extension.

      B. Contingent Success Fee Based on Improvements in EBIT for the Engine and Power Train Group:

            i. Definition: EBIT is defined as a) earnings before interest and taxes, b) before restructuring charges; and c) excluding any asset impairments, allocations from the Company (e.g., charges from the parent corporation) or allocation schemes to other divisions, changes in personnel costs due to strategic hires or pay raises, environmental charges, and extraordinary items.

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            ii.   Measurement: The baseline for measuring EBIT improvement shall be the Engine and Power Train Group's cumulative EBIT from August 1, 2004 through July 31, 2005.

                  There will be two measurement periods: 1) August 1, 2005 through July 31, 2006; and 2) August 1, 2006 through July 31, 2007. The difference between the cumulative EBIT in each period and the baseline period represents the EBIT improvement.

                  AlixPartners will earn EBIT Improvement Success Fees based on the following schedule:

                         % of Realized EBIT
      Measurement          Improvement Paid to
        Period                AlixPartners
----------------------   ---------------------
August 1, 2005 through
July 31, 2006                    10%

August 1, 2006 through
July31, 2007                     10%

            iii. Payment of EBIT improvement Success Fees will be due immediately upon Company's receipt of invoice.

                  During the period of time from the Termination Date until the final payment of the Success Fee, a representative of AlixPartners will talk monthly with a representative of the Company to monitor actual achieved savings.

3. OUT-OF-POCKET EXPENSES: In addition to the fees set forth above, the Company shall pay directly or reimburse AlixPartners upon receipt of periodic billings for all reasonable out-of-pocket expenses incurred in connection with this assignment as set forth in Section 2 of the attached General Terms and Conditions. Initial billings shall include expenses incurred during the prior QuickStrike engagement as specified in the agreement dated April 28, 2005.

4. BREAK FEE: If this Agreement is terminated by the Company prior to July 31, 2006, other than pursuant to 2.A.iv. and v. above, and other than as a result of a material breach by AlixPartners, the Company shall pay AlixPartners a Break Fee equal to the greater of (i) any daily fees recorded by AlixPartners, calculated at 100% of standard daily rates or
      (ii) the Cash Flow Improvement Success Fee; plus the EBIT Improvement Success Fee for the first of the two measurement periods (August 1, 2005 through July 31, 2006).

      If the Company terminates this Agreement after July 31, 2006, other than pursuant to 2.A.iv.and v. above, and other than as a result of a material breach by AlixPartners, the Company shall pay AlixPartners a Break Fee equal to the greater of (i) any daily fees recorded

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[ALIXPARTNERS LLC LOGO]


      by AlixPartners, calculated at 100% of standard daily rates, or (ii) the cash flow improvement Success Fee; plus the EBIT improvement Success Fee for the two measurement periods (August 1, 2005 through July 31, 2007).

      If this Agreement is terminated by AlixPartners as a result of a) a material breach by the Company, b) a change in control of the Company/Division, c) promotion or hiring of a new CEO, or d) failure of the Company to grant AlixPartners engagement team members operational authority commensurate with their roles, then the Company shall pay AlixPartners a Break Fee equal the greater of (i) any daily fees recorded by AlixPartners, calculated at 100% of standard daily rates, or (ii) the cash flow improvement Success Fee, plus any earned EBIT improvement Success Fees. The earned EBIT improvement Success Fees is defined as the pro-rata share calculated on the agreed-upon baseline.

      AlixPartners engagement team members will record the days they perform work related to the engagement; this will enable the calculation of a Break Fee, if required, as described above. Our standard daily rates are as follows:

Managing Directors        $6,270 - $7,590
Directors                 $4,730 - $5,830
Vice Presidents           $3,520 - $4,510
Associates                $2,750 - $3,080
Analysts                  $1,980 - $2,420
Paraprofessionals                  $1,650

      AlixPartners will review and revise its daily rates effective each January 1, but increases will be limited to a maximum of 4%.

5. DETERMINATION OF CONTINGENT SUCCESS FEES: AlixPartners will meet (in person or by telephone) with Jim Nicholson to review and validate improvements and fees as described above. If AlixPartners and Jim Nicholson do not agree on the measurement of the improvements and fees within 15 days, then a Steering Committee comprised of Todd Herrick, Kent Herrick, Jim Nicholson, John Hoffecker and the interim President of the Engine and Power Train Group will meet (in person or by telephone) to review and validate improvements and fees as described above. Agreement is defined as 4 of 5 members agreeing.

6. RETAINER: In light of the Fixed Fee described above, AlixPartners does not require a retainer for this engagement.

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[ALIXPARTNERS LLC LOGO]


                                   SCHEDULE 3

                                   DISCLOSURES

We know of no fact or situation that would represent a conflict of interest for us with regard to the Company. However, we wish to disclose the following:

- Questor Partners Fund, L.P. ("QPF") and an affiliated side-by-side fund and Questor Partners Fund II, L.P. ("QPF II") and affiliated side-by-side funds, $300 million and $865 million funds, respectively, are private equity funds that invest in special situations and under-performing companies. Neither QPF nor QPF II will make an investment in the Debtors for at least three years after the date that AlixPartners' engagement terminates.

- Mr. Jay Alix, a managing director in AlixPartners, is also the President and CEO of Questor Management Company, LLC ("Questor"), the entity that manages QPF and QPF II.

- Questor and AlixPartners are separate companies. AlixPartners, pursuant to contract, performs certain accounting and other administrative services for Questor. From time to time, Questor hires AlixPartners as a contractor to advise it regarding a potential acquisition, and occasionally investee companies of QPF and QPF II hire AlixPartners. From time to time, employees of AlixPartners are elected to the boards of directors of investee companies of QPF and QPF II, but no such board members are involved in this engagement.

- Mr. Alix and Mr. Robert Shields own interests in Questor General Partner, LP ("QGP") and Questor General Partner II, LP ("QGP II"), the general partners of QPF and QPF II. Substantially all of the AlixPartners managing directors are limited partners in QGP II and, as such, are passive participants in the general partner with no voice in authorizing QPF II's investments. Mr. Alix, Mr. Albert A. Koch, and Mr. Michael Grindfors are also managing directors of Questor and, along with Mr. Shields, members of its Investment Committee. The Investment Committee makes investment decisions for Questor.

- Substantially all of the managing directors of AlixPartners own limited partnership interests in one or more of the following entities: Questor Side-by-Side Partners, L.P. ("SBS"), Questor Side-by-Side Partners II, L.P. ("SBS II") and Questor Side-by-Side Partners II 3(c)(1), L.P. ("SBS II 3c1"). Limited partners, except for Mr. Alix, Mr. Koch and Mr. Grindfors are passive investors and have no voice in approving the entities' investments.

- Some of the limited partners of QPF and/or QPF II are affiliates of financial institutions that are also lenders to companies that may have retained AlixPartners. The affiliates of such financial institutions are passive investors in QPF and QPF II and have no voice in approving Questor's investments. Where such situations occur, the lending relationship and investment in QPF and/or QPF II is detailed in AlixPartners' disclosures.

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-     QPF, QPF II, SBS, SBS II, SBS II 3c1 and Questor are all related entities.
      The Side-by-Side funds contain, in the aggregate, 6.3% of the total
      Questor funds, which are in excess of $1.17 billion.

- Albert A. Koch, a director of Tecumseh Products Company, is a managing director of AlixPartners, LLC; and

            Mr. Koch has advised, or will advise, the other directors that:

                  (a) he is an employee of AlixPartners, LLC;

                  (b) he does not perform policy making functions for
            AlixPartners, LLC similar to those performed for a corporation by its president, a vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), or other officer who performs policy making functions;

                  (c) he is not a director of AlixPartners, LLC or a person who performs functions for AlixPartners, LLC similar to those performed by a director of a corporation;

                  (d) he does not own any portion of the equity interest in
            AlixPartners, LLC;

                  (e) his compensation from AlixPartners, LLC is determined by its compensation committee (of which he is not a member) based on a variety of factors, including revenues and profits received by AlixPartners, LLC from all sources and not specifically from this certain letter agreement between Tecumseh Products Company and AlixPartners, LLC (the "Agreement"); and

                  (f) he anticipates that the fees to be paid to AlixPartners,
            LLC for the consulting services under the Agreement will constitute less than 5% of the total consolidated revenues of AlixPartners, LLC and its subsidiaries, if any, for its current fiscal year.

This Schedule 2 may be updated by AlixPartners from time to time to disclose additional connections or relationships between AlixPartners and the interested parties.

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                                ALIXPARTNERS, LLC
                          GENERAL TERMS AND CONDITIONS

These General Terms and Conditions ("Terms") shall govern the services provided by AlixPartners, LLC ("AlixPartners") as set forth in the Agreement executed by the Company and AlixPartners to which these Terms are attached.

SECTION 1. COMPANY RESPONSIBILITIES.

COMPANY WILL UNDERTAKE RESPONSIBILITIES AS SET FORTH BELOW:

1. Provide reliable and accurate detailed information, materials, documentation, and

2. Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by AlixPartners in connection with the tasks or deliverables under this Agreement.

AlixPartners' delivery of the services and the fees charged are dependent on (i) Company's timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company's management. Company shall be responsible for any delays, additional costs, or other deficiencies caused by not completing its responsibilities.

SECTION 2. TIMING, FEES, AND EXPENSES.

The engagement will commence immediately upon receipt of a signed engagement letter and a retainer as described in Schedule 2.

FEES. For purposes of monthly billings, AlixPartners will be compensated in accordance with the terms reflected in Schedule 2.

We review and revise our billing rates effective January l of each year.

OUT-OF-POCKET EXPENSES. In addition to Fees as defined in the Agreement, the Company shall pay directly or reimburse AlixPartners upon receipt of periodic billings for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, telephone and facsimile charges, capped at 15% of Fees, including Contingent Success Fees and/or the Break Fee.

PAYMENT. All payments to be made by the Company to AlixPartners under this Agreement (including but not limited to, the Fees, Expenses and Contingent Success Fee) shall be payable upon receipt of invoice via wire transfer to AlixPartners' bank account, the details of which are as follows:

      Receiving Bank: Comerica Bank
                      ABA #072000096

      Receiving Account: AlixPartners, LLC
                         A/C #1851-765386

SECTION 3. RELATIONSHIP OF THE PARTIES.

The parties intend that an independent contractor relationship will be created by this Agreement. AlixPartners employees are not to be considered employees or agents of the Company and the employees of AlixPartners are not entitled to any of the benefits that the Company provides for the Company's employees.

The Company also agrees not to solicit, recruit, or hire any employees or agents of AlixPartners for a period of two years subsequent to the completion and/or termination of the Agreement.

SECTION 4. CONFIDENTIALITY.

AlixPartners agrees to keep confidential all information obtained from the Company. AlixPartners agrees that neither it nor its directors, officers, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof, which is either non-public, confidential or proprietary in nature ("Information") that it obtains or is given access to during the performance of the services provided hereunder. AlixPartners may make reasonable disclosures of Information to third parties in connection with the performance of its obligations and assignments hereunder. In addition, AlixPartners will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors, and consultants.

The Company acknowledges that all advice (written or oral), including Work Product, given by AlixPartners to the Company in connection with AlixPartners' engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the services to which it relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted, or referred to with attribution to AlixPartners at any time, in any manner, or for any purpose without AlixPartners' prior approval (which shall not be unreasonably withheld) except as required by law.

SECTION 5. INTELLECTUAL PROPERTY.

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that AlixPartners has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of AlixPartners, and the Company shall not acquire any interest therein. AlixPartners shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that AlixPartners may create or develop in connection with this engagement except to the extent that the same contain information or materials furnished to AlixPartners by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that AlixPartners creates or develops specifically for the Company as part of this engagement (collectively known as "Work Product") shall be owned by the Company and shall constitute Information referred to in Section 4 above. AlixPartners may retain copies of the Work Product, subject to its obligations under Section 4 above.

SECTION 6. FRAMEWORK OF THE ENGAGEMENT.

The Company acknowledges that it is hiring AlixPartners purely to assist and advise the Company as described in the Agreement. AlixPartners' engagement shall not constitute an audit, review, or

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                                ALIXPARTNERS, LLC
                          GENERAL TERMS AND CONDITIONS

compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS, or other such state and national professional bodies.

SECTION 7. INDEMNIFICATION AND OTHER MATTERS.

In engagements of this nature, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our directors, officers, employees, and agents) from and against all claims, liabilities, losses, expenses and damages arising from services performed by AlixPartners personnel in accordance with this Agreement. With respect to any matter for which indemnification is provided herein, the Company shall pay costs as incurred, including reasonable legal fees and disbursements of counsel in any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our directors, officers, employees, and agents will engage a single firm of separate counsel acceptable to the Company, which approval shall not be unreasonably withheld, in connection with any of the matters to which this indemnification agreement relates.

AlixPartners is not responsible for any third-party products or services. The Company's sole and exclusive rights and remedies with respect to any third party products or services are against the third party vendor and not against AlixPartners. AlixPartners shall not be liable to the Company, except for claims resulting from bad faith, self-dealing, or gross negligence.

The obligations of the parties as reflected herein shall survive the termination of the engagement.

SECTION 8. GOVERNING LAW.

This Agreement is governed by and construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. However, if within thirty days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted under the AAA's Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys' fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be heard in Southfield, Michigan.

SECTION 9. TERMINATION AND SURVIVAL.

This Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination, AlixPartners will be entitled to any fees and expenses due under the provisions of the Agreement, including Contingent Success Fee and Break Fee in accordance with Schedule 2. The Break Fee is due and payable at the Termination Date. Such payment obligation shall inure to the benefit of any successor or assignee of AlixPartners.

Additionally, unless AlixPartners is terminated by the Company for cause (as defined below) or due to circumstances described in the Contingent Success Fee provision in the Agreement, AlixPartners shall remain entitled to the Contingent Success Fee(s) that otherwise would be payable for the greater of 12 months from the date of termination or the period of time that that has elapsed from the date of this Agreement to the date of termination. Cause shall mean:

(a) an AlixPartners representative acting on behalf of the Company is convicted of a felony, or

(b) it is determined in good faith by the Board of Directors of the Company, and after thirty (30) days notice and opportunity to cure, either (i) an AlixPartners representative engages in misconduct injurious to the Company, or
(ii) an AlixPartners representative breaches any of his or her material obligations under this Agreement, or (iii) an AlixPartners representative willfully disobeys a lawful direction of the Board of Directors or senior management of the Company.

Sections 2, 4, 5, 7, 8, 9, and 10 shall survive the expiration or termination of the Agreement.

SECTION 10. GENERAL.

SEVERABILITY. If any portion of the Agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

ENTIRE AGREEMENT. The Terms and the attached Agreement contain the entire understanding of the parties relating to the services to be rendered by AlixPartners and may not be amended or modified in any respect except in writing signed by the parties. AlixPartners will not be responsible for performing any services not specifically described in this Agreement or in a subsequent writing signed by the parties. If there is a conflict between these Terms and the Agreement, these Terms shall govern.

NOTICES. All notices required or permitted to be delivered under this Agreement shall be sent, if to AlixPartners, to the address set forth in the Agreement, to the attention of Mr. Melvin R. Christiansen, and if to Company, to the address set forth in the Agreement, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

SECTION 11. DISCLOSURES.

AlixPartners knows of no fact or situation, other than those disclosed in
Schedule 3, which would represent a conflict of interest for AlixPartners with regard to the Company. As a large, multi-national firm, AlixPartners has many present and former clients, and will have future clients, some of which may be competitors of the Company. While AlixPartners is not aware of any relationships, other than those disclosed in Schedule 3, that connect AlixPartners to any party in interest, because AlixPartners is a consulting firm that serves clients on a national basis in numerous cases, it is possible that AlixPartners may have rendered services to or have business associations with other entities which had or have relationships with the Company. AlixPartners has not and will not represent the interests of any of the entities disclosed on
Schedule 3 in this case.